UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22945 (Commission File Number)	13-3169913 (I.R.S. Employer Identification No.)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2014, the Board of Directors (the “Board”) of Helios and Matheson Analytics Inc. (the “Company”) terminated the 1997 Stock Option and Award Plan (the “Original Plan”) without altering or impairing any rights or obligations under any award granted thereunder to a Participant (as defined in the Original Plan).

Further, the Board approved and adopted the “Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan” (the “2014 Plan”) which initially sets aside and reserves 400,000 shares (the “Shares”) of the Company’s common stock for grant and issuance under the 2014 Plan, in accordance with its terms and conditions. Persons eligible to receive awards from the 2014 Plan include employees (including officers and directors) of the Company and its affiliates, consultants who provide significant services to the Company or its affiliates and directors who are not employees of the Company or its affiliates (the “Participants”). The 2014 Plan permits the Company to issue to Participants qualified and/or non-qualified options to purchase the Company’s common stock, restricted common stock and performance units and performance shares. The 2014 Plan will terminate on March 3, 2024. The Compensation Committee of the Board has been appointed as the committee responsible for administration of the 2014 Plan.

The Company intends to submit the 2014 Plan to the Company's stockholders for their approval at the next scheduled annual meeting;

Item 9.01 Material Definitive Agreement

Exhibit No.	Description of Exhibit

10.1	Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2014
HELIOS AND MATHESON
ANALYTICS INC.

	By:	/s/ Umesh Ahuja
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan